CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated March 10, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-38741 and 811-6273) of Dreyfus Massachusetts Municipal Money Market Fund.

/s/ERNST & YOUNG LLP

ERNST & YOUNG LLP
New York, New York
May 26, 2004